Exhibit 99.1

FOR IMMEDIATE RELEASE
May 26, 2017

Mammoth Energy Services, Inc. Announces
Closing of Chieftain Sand Acquisition

OKLAHOMA CITY, OKLAHOMA, May 26, 2017 (GLOBE NEWSWIRE) - Mammoth Energy Services, Inc. ("Mammoth", the "Company" or “We”) (NASDAQ: TUSK) announced that it closed the acquisition of substantially all of the assets of Chieftain Sand and Proppant, LLC for $36 million in cash, including closing adjustments, on May 26, 2017.

Arty Straehla, Chief Executive Officer, commented, “The acquisition of the Chieftain assets was strategic for Mammoth as we now have access to the Union Pacific railway with unit train capabilities, which provides a low cost solution to move sand into the Mid-continent, in support of our pressure pumping operations in the area, and into the Texas markets where there remains significant demand for high quality sand. We intend to restart the dry plant in the coming weeks with the restart of the wet plant in the coming months once selective upgrades are performed. Mammoth expects to have nearly four million tons per year of processing capacity and approximately 75 million tons of estimated sand reserves once it closes the acquisition of Taylor Frac, which is expected to occur in early June.”

Key Highlights of the Chieftain Transaction:

The assets acquired from Chieftain included a wet and dry plant located on approximately 600 acres in New Auburn, Wisconsin. JT Boyd, a leading mining and geologic consultant, recently completed an analysis of the reserves in place which found an estimated 38 million tons of useable frac sands present on the parcels acquired from Chieftain, up from a previously estimated 30 million tons. The Northern White Wonewoc frac sand meets or exceeds API standards including turbidity, roundness, sphericity and crush resistance. Fine grade sands represent approximately 70% of the reserves in place.

Over the past two months, Mammoth conducted an evaluation of the Chieftain facility, and now that the transaction has closed, we intend to work quickly to hire staff, restart the dry plant and begin selling sand. The evaluation of the wet plant yielded several ways to modernize and upgrade the facility to more efficiently process fine grade sands. These enhancements should increase the profitability of the plant and reduce costs over time. We estimate that it will take approximately two months to complete these upgrades to the wet plant and restart the facility with minimal costs.

Financing

To fund the $36 million purchase price of the acquisition, Mammoth used cash on hand and borrowings under its revolving credit facility. At the end of 1Q 2017, we had total liquidity of $156 million including $12 million in cash and availability of $144 million under our credit facility which was undrawn.

About Mammoth Energy Services, Inc.

Mammoth is an integrated, growth-oriented oilfield service company serving companies engaged in the exploration and development of North American onshore unconventional oil and natural gas reserves. Mammoth’s suite of services includes pressure pumping services, well services, natural sand proppant services, contract land and directional drilling services and other energy services. Other energy services currently consists primarily of remote accommodation services. For additional information about Mammoth, please visit our website at www.mammothenergy.com, where we routinely post announcements, updates, events, investor information and presentations and recent news releases. Information on our website is not part of this news release.

Forward-Looking Statements and Cautionary Statements

This news release contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, including those described in our Annual Report filed on Form 10-K filed with the SEC on February 24, 2017 and our subsequent filings with the SEC, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact:
Mammoth Energy Services, Inc., Attention: Don Crist, 14201 Caliber Drive, Suite 300, Oklahoma City, Oklahoma 73134, tel: 405-608-6048